Exhibit (c)(5)

Strictly Private and Confidential Committee of Independent Directors of the Board of Directors of Tribune March 21, 2007 Confidential Discussion Materials Prepared for:

Overview of Transaction Alternatives

	$17.50 / Share Recapitalization with B&E Spin	ESOP / LBO
Transaction Description	• $17.50/share distribution to shareholders • Subsequent spin-off of B&E (B&E pays common dividends post spin)	• Acquisition at $33.61/share assuming a YE '07 transaction close in two steps – $17.50/share up-front distribution to shareholders – $16.11/share in the merger • Zell and newly formed ESOP purchase $500 million of company securities • Zell interest converted at transaction close into debt plus warrant for 38% of equity • ESOP interest converted into equity of the company
Total Debt at Transaction Close	$8.7 billion	$12.7 billion
PF Leverage / Trailing EBITDA	6.7x	8.9x
Anticipated Ratings	B1/B+ (Tribune Corp) B1/B+ to Ba3/BB- (B&E SpinCo)	B2/B
Change in Shareholder Base	• McCormick Foundation negotiating to purchase some of the Chandler Trusts shares • Transition to holders of leveraged equities • Rotation away from Publishing investors to Broadcasting investors post-spin	• Privately owned
Anticipated Timing	• Mid-May cash distribution • Q3/Q4 B&E spin-off	• Mid-May cash distribution • Potential for a Q4 '07 transaction close; risk of Q1/Q2 '08 transaction close
Risk of Consummation	• Deterioration of Publishing EBITDA prevents spin-off of B&E through the debt covenants	• Solvency Opinion at close of merger • FCC risk to back-end merger

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ESOP / LBO Transaction Overview

Step 1 (Q2 '07): Initial Distribution of Capital (Share Repurchase)



ESOP
Zell LLC
Cash ($250mm)
Common Shares
ESOP Loan
Common Shares ($250mm)
Tribune
3rd Party Debt
Cash ($7.3bn)
Tribune Public Shareholders
Cash ($33/share, $4.2bn)

Step 2 (Q4 '07): Transaction closes / 2nd Distribution of Capital (Share Redemption)



Tribune Public Shareholders
Cash ($34.25/share, $4.2bn)
Tribune
Sub. Note + Warrant ($225mm)
Zell LLC
Common Shares ($250mm)
Cash ($4.2 bn)
3rd Party Debt

Post-Close



Employees
Trustee
Zell LLC
ESOP
3rd Party Debt
Subordinated Note + Warrant
100% Common Stock
Tribune

Transaction Details

Step 1

- Tribune raises $7.3 billion of new debt (Total Debt of 6.6x LTM EBITDA, New Debt of 5.1x LTM EBITDA)
- Zell contributes $250 million of cash to purchase 7.6 million shares at $33/share
- Tribune (ESOP) purchases $250 million of newly issued shares at market (as defined)
- Tribune distributes $17.50 to existing shareholders via a repurchase of 128.5 million shares at $33/share

Step 2 / Post Close

- Tribune raises an additional $4.3 billion of debt and redeems remaining public and Zell common shares for $33/share in cash plus interest
  - 5% interest on $33 price from date of announcement to closing
- Zell purchases $225mm of Subordinated Notes / Warrant
  - Warrant allows Zell to purchase 38% of Tribune for $350 million
- ESOP owns 100% of the common stock of Tribune initially
- S-Corp election made at beginning of '08 or '09

- The Step 1 Transaction Details are similar in the Recapitalization / B&E Spin-Off (excluding the ESOP participation and Zell's $250 million cash contribution)
- If second step of Zell Transaction does not close:
  - Same financial impact to Tribune and its shareholders as recap except
    - Zell has invested $250mm new money in Tribune
- Employees have invested $250mm in future cash compensation in Tribune
- B&E Spin delayed
- Shareholder / Employee disruption due to failed Zell deal

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Comparative Sources & Uses and Total Debt ($ in millions) Zell Investment $4.2bn in share repurchase and $4.2bn in merger (1) (1) Does not reflect Zell’s initial $250 million investment. 3 $17.50 / Share Recapitalization with B&E Spin ESOP / LBO Balance Sheet Date Q2 & Q3 2007 Q2 & Q4 2007 Sources New Bank Debt $7,190 $9,411 New Senior Notes 0 2,100 Roll Existing Debt / PHONES 2,421 2,158 Cash 143 217 Subordinated Debt & Warrant (Zell) -- 225 Total Sources $9,754 $14,111 TRUE TRUE Uses Purchase of Equity / Distribution to Shareholders $4,351 $8,435 Refinance Existing Debt 2,842 3,104 Roll Existing Debt 2,421 2,158 Financing / Transaction Fee & COC Payments 140 413 Total Uses $9,754 $14,111 Revolving Credit Facility ($750mm Capacity) -- -- New Term Loan A $2,500 -- New Term Loan B 4,690 $9,411 New Senior Notes -- 2,100 Rolled Existing Notes 1,521 1,258 PHONES 900 900 Total Debt at Close $9,611 $13,669 2007 FCF and Cubs / Comcast After-Tax Proceeds (879) (922) Total YE 2007 Debt $8,732 $12,747

Components of Cash Flow Although interest expense is higher in the Zell / ESOP LBO proposal, lower cash costs and reduction of income taxes make the two transactions similar in terms of free cash flow. The rating agencies are expected to rate the ESOP / LBO transaction debt one notch lower than in the Recap / Spin. 4 $17.50 / Share Recap / Spin Recapitalization vs. ESOP / LBO 2008E Metric with B&E Spin ESOP / LBO Difference Consolidated Adjusted EBITDA $1,460 $1,460 Less: 401(k) and Other Less: Expense Reductions / Additions (3) 80 PF Adjusted EBITDA $1,457 $1,540 + $83 Less: Cash Taxes (214) (13) + 201 Less: Cash Interest Expense, net (571) (902) (331) Less: Capex / Investments / Other (310) (310) Less: Common Dividend (25) 0 25 FCF Available for Debt Repayment $337 $316 FCF Available for Debt Repayment 2008E $337 $316 2009E 434 422 2010E 524 486 2011E 559 532 2012E 614 601 Cumulative (2008-2012) $2,468 $2,357 Cumulative (2008-2017) $6,342 $6,338 Percentage of Debt Paid-Down (2008-2012) 27% 17% Percentage of Debt Paid-Down (2008-2017) 66 49 After-Tax Fixed Charge Coverage Ratio 2008E 1.6x 1.3x 2012E 1.9 1.6 2017E 4.0 2.6

Theoretical Adjustments to ESOP Debt 5 $12,747 $12,747 Total Pro Forma Debt at 12/31/07 369 227 Present Value of Compensation Savings 123 76 Present Value of Corporate Cost Savings $1,411 $711 Total Present Value of Savings $11,336 $12,036 “Adjusted” Debt $920 $408 Present Value of Tax Savings From S Corp. Election 10 Year 5 Year

Relative Value to Shareholders Publishing Equity / Share B&E Equity / Share Distribution / Share ($ / share) ESOP proposal represents a 24% premium to the low value end of the recapitalization with B&E Spin and a 4% discount to the high end Recapitalization with B&E Spin creates ~$0.50 - $3.00 per share of incremental value relative to a Whole Company recapitalization TRB Share Price: $28.81 $17.50 Dividend Recapitalization with B&E Spin ESOP / LBO (at Q3 ‘07) (at Q4 ‘07) 6 FV / '07 EBITDA Multiples Publishing 7.25x 8.75x -- Broadcasting 8.5x 10.0x -- $17.50 $17.50 $7.84 $13.22 $1.87 $4.22 $27.21 $34.94 $33.61

Projected Stock Price – Trading Range of Publishing + B&E 10% Growth in Investments 0% Growth in Investments Assumed FV / EBITDA Multiple 7.75 – 8.5x 6.75 – 7.25x 2% Pub Ad Rev Decline / Flat B&E OCF 8.5 – 9.25x 7.5 – 8.0x Revised Mgmt Plan B&E Publishing (1) Discounted at 10% cost of equity. PV includes $17.50/share of cash dividend. Mgmt Case -2% Case Mgmt Case -2% Case PV of Projected Stock Price – Mgmt Case (1) PV of Projected Stock Price – Pub Down 2% / Flat B&E OCF Case (1) $33.61 $33.61 $28.81 $28.81 7 $30.98 $32.29 $33.60 $33.90 $31.68 $33.83 $34.92 $36.01 $36.07 $20.00 $25.00 $30.00 $35.00 $40.00 2007E 2008E 2009E 2010E 2011E $23.45 $23.26 $26.39 $25.59 $25.42 $25.37 $24.92 $23.09 $23.23 $20.00 $25.00 $30.00 $35.00 $40.00 2007E 2008E 2009E 2010E 2011E $30.62 $31.49 $32.40 $32.36 $31.81 $33.46 $34.12 $34.82 $34.53 $20.00 $25.00 $30.00 $35.00 $40.00 2007E 2008E 2009E 2010E 2011E

Indicative Terms – Step 1 of Two-Step Financing (1) Unfunded at close. (2) Fully committed by Merrill Lynch, Citigroup and JP Morgan. (3) Debt structure can also include an asset sale interim term loan to be taken out with proceeds from a sale of Cubs/Comcast. 8 Borrower / Issuer: Tower Facility / Issue: Revolver 1 st Lien Term Loan B Security: Stock of Subsidiaries Guarantees: All domestic subsidiaries of the Borrower Principal Amount: $ 75 0 mm (1) $ 7,2 59 mm Maturity: 6 years 7 years Incremental: -- An increm ental facility of up to $ 2,155 million will be available in connection with Zell transaction only (2) (3) Assumed Corporate Ratings: B2/B Indicative Pricing: L+250 bps One - time 25 bps step - down with corporate ratings upgrade to B1 /B+ Undrawn Pricing: 50 bps -- Optional Redemption: Anytime at par Amortization: None Equal quarterly installments at a rate of 1% annually, bullet at maturity Financial Covenants: Total Guaranteed Debt Leverage Ratio Interest Coverage Ratio Covenants set to accommodate Zell t ransaction (i.e., two sets of covenant levels) Other Covenants / Conditions : Carve - out in Credit Agreement to accommodate Zell and ESOP as owners without change of control Up to 12 months post - closing to consummate Zell transaction Ability to incur up to $4,250 million of bonds less the amount of the incremental in connection with Zell transaction only (3) No changes to ESOP structure a dverse to lenders Board approval of S - Corp election Incremental $100mm cash equity from Zell if S - Corp election not made b efore March 15, 2008 Other Issues: Pro forma financials for ESOP / Zell transaction will be required Price Flex: 50 bps Underwriting Fee 1.75%

Indicative Terms – Step 2 of Two-Step Financing

Permanent Financing

Borrower / Issuer:	Tower (Same Borrower As Existing)
Facility / Issue:	Term Loan B
Security:	Stock of Subsidiaries
Guarantees:	All domestic subsidiaries of the Borrower
Principal Amount:	$2,152 (1)
Maturity:	7 years
Assumed Corporate Ratings:	B2/B
Indicative Pricing:	L+250 bps
Undrawn Pricing:	–
Optional Redemption:	Anytime at par
Amortization:	Equal quarterly installments 1% annually, bullet at maturity
Financial Covenants:	Total Guaranteed Debt Leverage Ratio Interest Coverage Ratio
Significant Conditions:	No changes to ESOP structure averse to lenders as well as legal and tax due diligence outs Board approval of S-Corp election Incremental $100mm cash equity from Zell if S-Corp election not made before March 15, 2008
Price Flex:	50 bps
Structure Flex:	Ability to move 1.0x EBITDA to Senior Notes
Underwriting Fee	1.75%

(1) Debt structure can also include an asset sale interim term loan to be taken out with proceeds from a sale of Cubs/Comcast.

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Indicative Terms – Step 2 of Two-Step Financing (1) Debt structure can also include an asset sale interim term loan to be taken out with proceeds from a sale of Cubs/Comcast. (2) Assumes corporate ratings of B2/B. Interim Financing 10 Borrower / Issuer: Tower (Same Borrower As Existing) Facility: Senior Interim Loan Amount: $ 2,100 mm (1) Guarantees: Senior Subordinated Security: None Tenor: 1 - year / 7 year Exchanges Notes Assumed Ratings: Caa1/CCC+ (2) Indicative Pricing: L+45 0 bps Interest Rate Step - Ups: 50 bps every three months from the funding date Commitment Fee: 75 bps Funding Fee: 1.25% (with rebates) Gross / Rollover Fee: 2.00% Significant Conditions: No changes to ESOP structure averse to lenders as well as legal a nd tax due diligence outs Board approval of S - Corp election Incremental $100mm cash equity from Zell if S - Corp election not made before March 15, 2008 Maximum Total Debt Leverage ratio excluding PHONES of 9.0x pro forma for Zell transaction Interest Rate Caps: 11.5 0%

Pro Forma Capitalization

	Pro Forma 3/31/2007	Projected 12/31/2007	Acquisition Adjustments	Pro Forma 12/31/2007	Sale of Cubs / Comcast	Pro Forma 12/31/2007
Cash and Cash Equivalents	$190	$175	--	$175	--	$175
Revolving Credit Facility	--	--	--	--	--	--
New Term Loan B	$7,259	$6,953 [1]	$2,152	$9,104	($602)	$8,503
1st Priority Guaranteed Debt	**$7,259**	**$6,953**		**$9,104**		**$8,503**
New Senior Notes	--	--	2,100	2,100	--	2,100
Guaranteed Debt	**$7,259**	**$6,953**		**$11,204**		**$10,603**
Commercial Paper	--	--	--	--	--	--
Term Loan A	--	--	--	--	--	--
Bridge Loan	--	--	--	--	--	--
Medium Term Notes	--	--	--	--	--	--
Existing Notes	$1,165	$1,166	--	$1,166	--	$1,166
Capitalized Real Estate Obligation	51	36	--	36	--	36
Swaps and Other Obligations	42	43	--	43	--	43
Senior Debt	**$8,517**	**$8,197**		**$12,449**		**$11,847**
PHONES	900	900	--	900	--	900
Total Debt	**$9,417**	**$9,097**		**$13,349**		**$12,747**
Less: PV of Cost Savings [2]	--	--	(1,411)	(1,411)	--	(1,411)
Total Adj Debt	**$9,417**	**$9,097**		**$11,937**		**$11,336**
Credit Statistics						
LTM PF Adj EBITDA	$1,425	$1,389		$1,469[3]		$1,434 [3]
1st Priority Guaranteed Debt / LTM PF Adj EBITDA	5.1x	5.0x		6.2x		5.9x
Guaranteed Debt / LTM PF Adj EBITDA	5.1	5.0		7.6		7.4
Senior Debt / LTM PF Adj EBITDA	6.0	5.9		8.5		8.3
Total Debt / LTM PF Adj EBITDA	6.6	6.5		9.1		8.9
Total Adj Debt / LTM PF Adj EBITDA	6.6	6.5		8.1		7.9

(1) Assumes $54mm of mandatory amortization and excess cash flows of $252mm for Q2-Q4.
(2) Includes 10-Year PV of Tax Savings from S-Corp election, compensation savings and other corporate cost savings.
(3) Pro forma for $80mm of incremental cash cost savings.

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